EXHIBIT 99

Company Press Release


Infosafe Systems, Inc. Announces Reorganization, Name Change,
Reverse Stock Split and Appointment of Chairman


NEW YORK, NY, September 25, 1998 -- Infosafe Systems Inc. (Nasdaq SmallCap Market: ICCSA) today announced the election of Richard Berman to the Board of Directors and appointed him Chairman and Chief Executive Officer of the Company which has been renamed Internet Commerce Corporation (ICC). Arthur Medici, who will continue as President of ICC, said: "The addition of Mr. Berman to the management team adds an essential dimension which complements the high caliber operational, finance, business development and technology executives currently in place. His vast experience in mergers and acquisitions, and venture financing will be key to helping ICC achieve its potential."

Mr. Berman, through American Acquisition Company, acted as principal in venture capital and real estate, as an advisor in mergers and acquisitions, and as a source of funding for small growth companies. He is also the former Chairman of Prestolite Battery Company, the largest battery producer in Canada which merged with Exide. Previously he served as Senior Vice President of Bankers Trust and head of their merger and acquisition department, and as Director of mergers and acquisitions for Norton Simon, Inc. Mr. Berman earned his JD from Boston College Law School and his MBA from New York University.

In addition the Company announced the following:

 -Merger of Internet Commerce Corporation, its majority owned subsidiary, into the Company
 -A reverse split of all classes of Common Stock and Warrants on a
    1 for 5 basis
 -A change of the Company's name from "Infosafe Systems, Inc." to
    "Internet Commerce Corporation"
 -Changes in the Company's stock symbol to ICCSA for A Common,
    ICCSU for Units, ICCSW for A Warrants, ICCSZ for B Warrants
 -The establishment of a staggered Board of Directors
 -Modification of the Company's 1994 Stock Option Plan to increase the number of shares available thereunder and to grant additional options to employees
 -Resignation of Alan N. Alpern as Chief Financial Officer
 -Walter M. Psztur, Corporate Controller and Secretary, has been named Vice President of Finance and Administration and will assume Mr. Alpern's responsibilities

_________________________________________________________________

Internet Commerce Corporation. develops and markets Internet-based products and services to facilitate secure Electronic Commerce
(EC) transactions for commercial and governmental markets. The company has expertise in the areas of business-to-business electronic data interchange (EDI), archiving, reporting, encryption and metering of valuable content as a trusted third party. For more information about the company, contact: Victor Bjorge, Internet Commerce Corporation at (212) 271-7640.